Exhibit 3.1

CERTIFICATE OF DETERMINATION

OF

SERIES H JUNIOR PARTICIPATING PREFERRED STOCK

OF

RICEBRAN TECHNOLOGIES

The undersigned, Eric Tompkins and William J. Keneally, hereby certify that:

I.	They are the duly elected and acting Chairperson of the Board and Secretary, respectively, of RiceBran Technologies, a California corporation (Entity Number 2082847) (the “Company”).

II.

The Articles of Incorporation of the Company, as amended and as may be further amended or restated from time to time (the “Articles of Incorporation”) authorize the issuance of up to 20,000,000 shares of preferred stock (the “Preferred Stock”), of which 3,000,000 shares are designated Series A Preferred Stock, 25,000 shares are designated Series B Convertible Preferred Stock, 25,000 shares are designated Series C Convertible Preferred Stock, 10,000 shares are designated Series D Convertible Preferred Stock, 2,743 shares are designated Series E Convertible Preferred Stock, 3,000 are designated as Series F Convertible Preferred Stock and 3,000 are designated as Series G Convertible Preferred Stock, and 150 shares of such Series G Convertible Preferred Stock are issued and outstanding.

III.

Pursuant to authority given by the Articles of Incorporation, the Board of Directors of the Company (the “Board”) has duly adopted the following recitals and resolutions with respect to the creation of a new series of Preferred Stock designated as the “Series H Junior Participating Preferred Stock”, of which 19,200 shares are authorized and none of which shares have been issued:

WHEREAS, the Articles of Incorporation authorize that Preferred Stock may be issued from time to time in one or more series; and

WHEREAS, the Board is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them, and it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a new class of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation, the Board hereby creates a series of Preferred Stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series H Junior Participating Preferred Stock:

(1) Designation and Amount. The shares of such series shall be designated as “Series H Junior Participating Preferred Stock” (the “Series H Preferred Stock”) and the number of shares constituting the Series H Preferred Stock shall be 19,200. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series H Preferred Stock to a number less than the number of shares then-outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series H Preferred Stock.

(2) Dividends and Distributions.

(a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series H Preferred Stock with respect to dividends, the holders of shares of Series H Preferred Stock, in preference to the holders of the common stock, no par value per share (the “Common Stock”), of the Company, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series H Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $1.00 or (2) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series H Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series H Preferred Stock were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Company shall declare a dividend or distribution on the Series H Preferred Stock as provided in paragraph (a) of this subsection immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series H Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series H Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series H Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series H Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series H Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

(3) Voting Rights. The holders of shares of Series H Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series H Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series H Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in any other certificate of determination creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series H Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(c) Except as set forth herein, or as otherwise provided by law, holders of Series H Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(4) Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series H Preferred Stock as provided in Section (2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series H Preferred Stock outstanding shall have been paid in full, the Company shall not:

(1) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series H Preferred Stock;

(2) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series H Preferred Stock, except dividends paid ratably on the Series H Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series H Preferred Stock other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Company or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series H Preferred Stock; or

(4) redeem or purchase or otherwise acquire for consideration any shares of Series H Preferred Stock, or any shares of stock ranking on a parity with the Series H Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section (4), purchase or otherwise acquire such shares at such time and in such manner.

(5) Reacquired Shares. Any shares of Series H Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other certificate of determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(6) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, voluntary or otherwise, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series H Preferred Stock unless, prior thereto, the holders of shares of Series H Preferred Stock shall have received the greater of (A) $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (B) an amount, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series H Preferred Stock, except distributions made ratably on the Series H Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series H Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(7) Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series H Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series H Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(8) No Redemption. The shares of Series H Preferred Stock shall not be redeemable.

(9) Rank. The Series H Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Company’s Preferred Stock, and shall rank senior to the Common Stock as to such matters.

(10) Amendment. The Articles of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series H Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series H Preferred Stock, voting together as a single class.

(11) Fractional Shares. The Series H Preferred Stock may be issued in fractions of a share, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series H Preferred Stock.

Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Determination are true and correct of his own knowledge.

Each of the undersigned hereby signs on July 25, 2023 at Atlanta, Georgia and Omaha, Nebraska.

By:	/s/ Eric Tompkins
Name:	Eric Tompkins
Title:	Chairperson of the Board

By:	/s/ William J. Keneally
Name:	William J. Keneally
Title:	Secretary